Exhibit 99.1

Brantley Capital Corporation Provides Update to Shareholders

PURCHASE, N.Y.--(BUSINESS WIRE)--July 30, 2009--Brantley Capital Corporation (the “Company”) (BBDC.PK) today announced that it has filed with the Securities and Exchange Commission notification of its withdrawal of its election under section 54(c) to be subject to certain provisions of the Investment Company Act of 1940. The Company’s withdrawal is part of the winding up of its affairs, pursuant to the stockholder approved Plan of Liquidation and Dissolution.

Currently, the Company has approximately $1.5 million in cash, no debt obligations and has eliminated all non-essential expenditures associated with the Company’s dissolution. The Company has resolved all outstanding litigation and no longer has any material contingent liabilities. The Company does not anticipate incurring any extraordinary expenses other than those associated with its cooperation with the Securities and Exchange Commission’s ongoing investigation into possible fraud committed against the Company by its former manager.

While the Company will continue to hold current cash assets in reserve in order to respond to all Securities and Exchange Commission inquiries, the board of directors intends to periodically re-evaluate the status of the investigation in order to determine the appropriateness of a final distribution of the Company’s assets. Depending upon the outcome of the Commission’s ongoing investigation and any expenses incurred by the Company, the amount of the final liquidating distribution may be more or less than $1.5 million.

The Company

Brantley Capital Corporation, formerly a business development company, is currently in the process of winding up its affairs, pursuant to the stockholder approved Plan of Liquidation and Dissolution.

CONTACT:
The Altman Group
Warren Antler, 212-400-2605